UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 17, 2007

iCAD, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200
(Registrant’s Telephone Number, Including Area Code)

4 Townsend West, Suite 17 Nashua, New Hampshire 03063
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2007, our Board of Directors, upon the recommendation and approval of the Compensation Committee of our Board, approved the following base salaries for our executive officers, effective June 1, 2007: Kenneth Ferry, our Chief Executive Officer - $325,000; Darlene Deptula-Hicks, our Executive Vice President of Finance and Chief Financial Officer - $220,000; Jeffrey Barnes, our Senior Vice President of Sales - $200,000; Jonathan Go, our Senior Vice President of Research and Development - $195,000; and Stacey Stevens, our Senior Vice President of Marketing and Strategy - $180,000. In addition, the amount of the incentive bonus that each of these executives is eligible to receive under, and subject to the terms of, their respective employment agreements with us, during the year ending December 31, 2007 was set at 40% (55% for Mr. Ferry) of their respective base salaries. The amount of the incentive bonuses will be based upon our achieving for the fiscal year ending December 31, 2007 targeted levels (the “Target Amounts”) of (i) pre-tax earnings (less FAS 123R expense) as to the bonuses for all of the executives and (ii) revenue as to the bonuses for Mr. Barnes and Ms. Stevens. Our executive officers will qualify to receive a bonus payment equal to 70% of their incentive bonus if we achieve 90% of the respective Target Amount(s) with the amount of their incentive bonus increasing by three percentage points for each one percentage point increase in the respective Target Amount(s) achieved by us. The Committee and Board also agreed that they will consider increasing the amount of the incentive bonuses by up to an additional 100% if we achieve greater than 100% of the Target Amount(s) but they have not approved any such increase.

The Compensation Committee and Board retain the discretion to increase or reduce the incentive bonus that otherwise might be payable to any individual based on our actual performance as compared to the Target Amounts. The specific amounts payable to the named executive officers have not been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By:	/s/ Darlene M. Deptula-Hicks
Name: Darlene M. Deptula-Hicks
Title: Executive Vice President of Finance and Chief Financial Officer

Date: May 23, 2007